EMPLOYMENT AGREEMENT

THIS AGREEMENT is made this 7th day of July 2005 by and between Moscow CableCom Corp. (formerly known as Andersen Group, Inc.), a Delaware corporation (the “Company”) with its principal place of business at 590 Madison Avenue, New York, New York 10022 and Andrew M. O’Shea (the “Employee”) with an address at 104 Wren Drive, Suffield, Connecticut 06078.

RECITALS;

WHEREAS, the Employee has been continuously employed by the Company since November 27, 1995,

WHEREAS, the Employee resigned his position as the Company’s Chief Financial Officer effective January 13, 2005 in accordance with the terms of that certain Subscription Agreement between Columbus Nova Investments VIII Ltd and the Company,

WHEREAS, the Employee had been provided written notice of the termination of his employment effective March 31, 2005 but has remained with the Company subsequent to March 31, 2005 under informal compensation arrangements,

WHEREAS, the Company desires to continue the Employee’s employment with the Company as its Chief Financial Officer and Secretary, and the Employee is willing to continue to provide the Company with his services in such capacity,

IN CONSIDERATION of the representations, warranties, agreements and covenants hereinafter set forth, the Company and the Employee agree as follows:

1)

Term: The term of this agreement shall commence effective July 1, 2005 and terminate on March 31, 2006 (the “Term”), unless otherwise extended or terminated early by mutual agreement of the parties.

2)

Employment: The Company agrees to employee the Employee and the Employee agrees to serve the Company, upon the terms and subject to the conditions set forth in this Agreement. The Employee shall serve as the Chief Financial Officer of the Company during the Term, and in accordance therewith, be accorded the rights and privileges of other Officers of the Company, including but not limited to coverage under the Company’s Director’s and Officer’s Liability Insurance Policy and indemnification in accordance with the Company’s Certificate of Incorporation. The Employee agrees to serve the Company and its subsidiaries and affiliates faithfully and to the best of his ability, and to devote substantially his entire business time, energy, skill and experience to the performance of his duties on a full-time basis hereunder, consistent with his position and pursuant to the terms and subject to the conditions of this Agreement. The Employee’s principal place of employment shall be in Windsor, Connecticut. The Employee acknowledges that during the Term of this Agreement, he will be expected to travel on behalf of the Company, including but not limited to, Moscow, Russia and New York, New York.

3)

Compensation and Benefits:

a)

The Company shall pay the Employee a base salary at the monthly rate of Twenty Two Thousand US Dollars ($22,000) (“Base Rate”). Such payments shall be made bi-weekly in arrears, consistent with past practice.

b)

As of the end of 2005, or the earlier termination of this Agreement by the Company for reasons other than good cause, the Employee shall be eligible to receive a bonus equal to 20% of the annualized Base Rate. One half of such bonus will be guaranteed unless otherwise rescinded or adjusted by the unanimous recommendation of the Audit Committee of the Company’s Board of Directors. The other half of such bonus will be paid based upon the Company having achieved certain financial goals and the Employee having achieved specific individual objectives. In the absence of any such specific measurable goals, this portion of the bonus will be paid in proportion to the bonuses awarded to other senior executives of the Company for 2005.

c)

The Company shall grant the Employee Seven Thousand (7,000) shares of its Common Stock as of the approval of this Agreement by the Company’s Board of Directors. Such shares shall be registered stock and contain no trading restrictions except for the restrictions imposed by the Company’s “insider trading” policies.

d)

Upon the approval of this Agreement by the Company’s Board of Directors, the Company shall grant the Employee a non-qualified stock option (the “Stock Option”) to acquire 50,000 shares of the Company’s Common Stock at the fair market value on the date of grant, which value will be represented by the closing bid price of the Company’s Common Stock on July 6, 2005. 10,000 shares of the Stock Option will vest as of date of grant and 10,000 shares will vest on the last business day of each of July 2005, August 2005, September 2005 and October 2005. Such options will be exercisable by the Employee from such vesting dates until the earlier of a) ten years from date of grant and b) fifteen months from the date of the Employee’s termination of employment with the Company. The Company will use its best efforts to maintain the effectiveness of the registration statement with the SEC for shares of stock to be issued pursuant to such option grants during the term of such option grants.

e)

The Employee shall receive access to all benefit plans and perquisites as previously enjoyed by the Employee, including but not limited to access to health and dental insurance, short term and long term disability insurance, group life insurance, continued payment of an individual term life insurance policy, coverage under the Company’s Defined Benefit Pension Plan and the Company’s 401(k) Plan, paid vacation at the annual rate of four weeks, and the use of a Company-provided automobile or alternate automobile reimbursement arrangements if mutually agreed to.

f)

At the termination of this Agreement, the Employee shall be entitled to receive Eight (8) Months of salary and benefits. Such severance payments shall be based on an annual rate of pay of $225,000, or such other greater amount as may be mutually agreed to between the Company and the Employee. Any payments of accrued but unused vacation pay due to the Employee shall be paid using the same annual rate of pay as any severance payments.

4)

Other Conditions and Warranties - The Company agrees to defer the effective date of the termination of its 401(k) Plan until the employment of the Employee has terminated, or such other later date as the Board of Directors so chooses.

5)

Death of Employee – In the event of the Employee’s Death prior to the termination of this Agreement or any extensions thereof, the Company shall pay the Employee’s spouse or other designated beneficiaries one month’s salary plus severance payments of eight months of salary and benefits. Also, upon the Employee’s Death, the Company shall pay the Employee’s spouse, or designated beneficiaries that amount equal to the difference between the lump sum pension benefit that would have been paid to the Employee as of the last day of the severance period (eight months from the termination of this Agreement and any extensions thereof) and the actual lump sum benefit that may be paid.

6)

Early Termination – The Company agrees and acknowledges that it will remain liable for the payment of all amounts due and payable to the Employee through December 31, 2005 and the Employee shall fully vest any unvested stock options if it decides to terminate this Agreement prior to December 31, 2005, except if such termination is due to the Employee’s intentional misconduct, including but not limited to fraud, embezzlement, theft or dishonesty. In the event that the Employee terminates this Agreement prior to March 31, 2006 without the mutual consent of the Company, he will forfeit any unvested Stock Options granted pursuant to this Agreement, and one month of the eight months of severance payments and benefits, and he will not be entitled to any further salary or benefits other than that which will be provided under his severance benefits as outlined in paragraph 3 f of this Agreement, and as may be adjusted by this paragraph 6.

7)

Counterparts – This Agreement may be executed in any number of identical counterparts, each of which shall be deemed to be an original, and all of which shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the first date written above.

EMPLOYEE

MOSCOW CABLECOM CORP.

/s/ Andrew M. O’Shea

/s/ Andrew Intrater

Andrew M. O’Shea

Name: Andrew Intrater

Title: Chairman of the Board

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